Exhibit 99

News Release

C-04047

TI Reports 3Q04 Financial Results

•	TI Revenue about Even with Prior Quarter, Up 28% from Year Ago

•	Operating Profit Reaches All-Time High, More Than Doubles from Year Ago

•	4Q04 Revenue Outlook Reflects Seasonally Lower Calculator Sales and Reductions in Inventories by Semiconductor Distributors

Conference Call on TI Web Site at 4:30 p.m. Central Time Today

www.ti.com

DALLAS (Oct. 18, 2004) – Texas Instruments Incorporated (TI) (NYSE: TXN) today reported third-quarter 2004 revenue of $3250 million, about even with the second quarter and up 28 percent from the year-ago quarter. Revenue from the company’s wireless and Digital Light ProcessingTM (DLPTM) semiconductor products reached record levels for the second consecutive quarter. Strong sequential growth in these areas offset declines in other areas, primarily in standard products, which were affected by ongoing inventory adjustments, especially in distribution channels.

Compared with the third quarter of last year, the increase in TI’s revenue reflected double-digit growth across all the company’s major Semiconductor operations, with particularly strong contributions from wireless, DLP and high-performance analog products.

In the segments of TI’s business, Semiconductor revenue was even sequentially and up 31 percent from a year ago. Sensors & Controls revenue seasonally declined 5 percent from the prior quarter, and increased 14 percent from the year-ago period due to broad-based demand. Educational & Productivity Solutions (E&PS) revenue increased 13 percent sequentially primarily due to seasonal back-to-school demand, and 8 percent from the year-ago period primarily due to strong retail demand for new graphing calculators.

Earnings per share (EPS) of $0.32 include benefits from taxes, which the company discussed in its mid-quarter update on Sept. 8, 2004. Earnings were better than anticipated in the mid-quarter update primarily because the company had higher non-operating income, operating expenses were further reduced, and revenue strengthened late in the quarter.

“TI’s operating profit in the third quarter more than doubled from a year ago to reach an all-time high,” said Rich Templeton, TI president and chief executive officer. “The value of TI’s diverse product portfolio was evident as weaker revenue from standard products was offset by record revenue from both wireless and DLP products. In wireless, TI has achieved early leadership in the UMTS market, which is widely expected to be the prevalent global standard for 3G. A strong majority of these 3G cell phones are based on TI digital signal processors. Likewise, in the nascent market for digital televisions, our DLP technology is now outselling plasma in the North American market for big-screen TVs.

“Nonetheless, the environment is not without challenges. In the third quarter, distributors and customers adjusted semiconductor inventories, and these adjustments have continued into the fourth quarter. In response, we have taken quick actions to sharply reduce production loadings, which should enable us to exit the year with lower inventory levels. We also tightened expense controls across the board,” he said.

“In this more uncertain environment, it is important to note that TI’s operational flexibility has resulted in a more stable financial model for the company. Our manufacturing strategy combines internal and foundry capacity so that TI’s most capital-intensive, advanced-logic factories remain highly utilized as the market expands and contracts. This strategy proved successful in the third quarter as utilization in TI’s advanced-logic factories remained high. In addition, this strategy has allowed us to reduce capital spending. TI’s capital expenditures in each year since 2001 have been lower as a percent of revenue than any in the past decade,” he said.

“I am very confident in TI’s position and future. Cash flow is high, our long-term prospects are excellent, and our balance sheet is strong. To increase the return we deliver shareholders, in the quarter we announced plans for a $1 billion share repurchase and a 17 percent higher dividend,” Templeton said.

Details of Financial Results

Revenue

In the third quarter, TI revenue of $3250 million increased $9 million sequentially and $717 million from the year-ago quarter.

Gross Profit

Gross profit of $1489 million, or 45.8 percent of revenue, was about even sequentially. A reduction in the profit-sharing accrual was offset by the higher expense that resulted from lower utilization of Semiconductor’s manufacturing assets, particularly for production of analog products. Compared with the year-ago quarter, gross profit increased by $459 million, or 45 percent, as a result of higher revenue.

Operating Expenses

Research and development (R&D) expense of $483 million, or 14.9 percent of revenue, declined $31 million compared with the prior quarter primarily due to the lower profit-sharing accrual, as well as additional expense reductions. R&D expense increased from $468 million in the year-ago quarter due to higher product development expenses in Semiconductor, especially for wireless products.

Selling, general and administrative (SG&A) expense was $349 million, or 10.7 percent of revenue, down $26 million compared with the prior quarter due to the lower profit-sharing accrual. SG&A expense increased from $313 million in the year-ago quarter primarily due to higher marketing expenses, particularly in Semiconductor.

Operating Profit

Operating profit of $657 million, or 20.2 percent of revenue, increased $65 million sequentially due to lower operating expenses. Compared with the year-ago quarter, operating profit increased $408 million due to higher gross profit.

As discussed in the Sept. 8, 2004, update to the company’s outlook, third-quarter results include a lower profit-sharing accrual compared with the second quarter, reflecting a downward adjustment in the company’s expectations for its 2004 performance. The adjustment resulted in a cumulative reduction in the profit-sharing accrual in the third quarter. There was no profit-sharing accrual in the year-ago quarter. Profit sharing is allocated across cost of revenue, SG&A and R&D.

Other Income (Expense) Net (OI&E) and Interest Expense

OI&E of $62 million increased $24 million from the prior quarter due to the partial settlement of matters related to grants from the Italian government regarding TI’s former memory business operations. Compared with the year-ago quarter, OI&E decreased $81 million due to a pre-tax gain of $106 million recorded in the third-quarter of 2003 related to the company’s sale of Micron Technology, Inc. common stock.

Interest expense of $4 million declined $4 million from the second and year-ago quarters due to the company’s lower debt level.

Net Income

Net income was $563 million, or $0.32 per share, an increase of $122 million sequentially due to higher operating profit, as well as lower taxes. Compared with the year-ago quarter, net income increased $116 million primarily due to higher operating profit, which more than offset lower OI&E and higher taxes. The year-ago quarter included the recognition of a previously reserved tax benefit of $162 million associated with TI’s impairment write-down of Micron stock in the fourth quarter of 2002.

As discussed in the Sept. 8, 2004, update to the company’s outlook, the expected annual tax rate was revised to 26 percent as of the end of the third quarter, primarily due to an increase in the estimated U.S. tax benefit for export sales. Net income in the quarter reflects an effective quarterly tax rate of 21 percent due to the cumulative reduction in tax expense.

Orders

TI orders of $3019 million decreased 7 percent sequentially primarily due to lower demand for Semiconductor products, as well as a seasonal decline in E&PS demand. Compared with the year-ago quarter, TI orders increased 13 percent due to higher demand for Semiconductor products. Semiconductor orders were $2623 million, down 5 percent sequentially primarily due to lower demand for standard products sold through distribution channels, which more than offset higher demand for wireless and DLP products. Compared with the year-ago quarter, Semiconductor orders increased 14 percent due to higher demand across a broad range of products.

Cash

At the end of the third quarter, total cash (cash and cash equivalents plus short-term investments and long-term cash investments) was $5617 million. In the third quarter, as previously announced, TI redeemed $400 million of 7 percent notes that matured during the quarter.

Cash flow from operations was $942 million, up $436 million sequentially and $432 million compared with the year-ago quarter.

Capital Expenditures and Depreciation

Capital expenditures of $330 million decreased $26 million sequentially and increased $97 million from the year-ago quarter. TI’s capital expenditures in the third quarter were used primarily to increase capacity for assembly and test operations, and for 90-nanometer wafer fabrication.

Depreciation of $378 million increased $15 million sequentially and $22 million from the year-ago quarter.

Accounts Receivable and Inventory

Accounts receivable of $1965 million increased $35 million sequentially due to higher shipments in the last month of the third quarter compared with the last month of the second quarter. Accounts receivable increased $443 million from the end of the year-ago quarter due to higher revenue. Days sales outstanding were 54 at the end of the third quarter, the same as the end of the prior and year-ago quarters.

Inventory of $1356 million at the end of the third quarter increased $71 million sequentially primarily due to wireless products being manufactured to support expected seasonally higher shipments early in the fourth quarter. In addition, inventory growth reflects factory loadings that were made in anticipation of higher third-quarter demand that failed in part to materialize, partially offset by sharp reductions in loadings that were made later in the quarter. Compared with the year-ago quarter, inventory increased $361 million as the company built inventory to support higher shipments, as well as to support the company’s targets for lead times and on-time deliveries. Days of inventory at the end of the third quarter were 69, compared with 66 days at the end of the prior quarter and 60 days at the end of the year-ago quarter.

Debt

At the end of the third quarter, TI’s debt-to-total-capital ratio was 0.03, down from 0.06 at the end of the prior quarter.

Outlook

TI intends to provide a mid-quarter update to its financial outlook on Dec. 7, 2004, by issuing a press release and holding a conference call. Both will be available on the company’s web site.

For the fourth quarter of 2004, TI expects revenue to be in the following ranges:

•	Total TI, $2960 million to $3200 million;

•	Semiconductor, $2630 million to $2830 million;

•	Sensors & Controls, $270 million to $290 million; and

•	E&PS, $60 million to $80 million, reflecting the end of the back-to-school season.

TI expects earnings per share to be in the range of $0.24 to $0.28.

For 2004, TI expects: R&D to be about $2.0 billion compared with the prior estimate of $2.1 billion; capital expenditures to be about $1.3 billion, unchanged from the previous estimate; and depreciation to be about $1.5 billion, unchanged from the previous estimate.

For 2004, the effective tax rate is expected to be about 25 percent, which reflects the reinstatement of the federal research tax credit that was signed into law on Oct. 4, 2004. The effect of the reinstated credit is not included in the company’s third-quarter results because GAAP requires that companies use the law in effect at the end of the quarter when determining tax rates. Therefore, in the fourth quarter, TI expects an effective quarterly tax rate of about 21 percent, which represents the cumulative reduction in tax expense resulting from the change in the company’s effective annual tax rate.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Statement of Operations

(In millions of dollars, except per-share amounts)

	For Three Months Ended
	Sept. 30 2004	June 30 2004	Sept. 30 2003
Net revenue	$3250	$3241	$2533
Operating costs and expenses:
Cost of revenue	1761	1760	1503
Gross profit	1489	1481	1030
Gross profit% of revenue	45.8%	45.7%	40.7%
Research and development (R&D)	483	514	468
R&D% of revenue	14.9%	15.8%	18.5%
Selling, general and administrative (SG&A)	349	375	313
SG&A% of revenue	10.7%	11.6%	12.3%

Total	2593	2649	2284

Profit from operations	657	592	249
Operating income% of revenue	20.2%	18.3%	9.8%
Other income (expense) net	62	38	143
Interest on loans	4	8	8

Income before income taxes*	715	622	384
Provision (benefit) for income taxes	152	181	(63)

Net income	$563	$441	$447

Diluted earnings per common share**	$.32	$.25	$.25

Basic earnings per common share	$.33	$.25	$.26

Cash dividends declared per share of common stock	$.021	$.021	$.021

*	Income for the third quarter of 2004 includes, in millions of dollars, a charge of $5 for restructuring actions initiated in the second quarter of 2003, of which $1 is associated with achieving manufacturing efficiencies in the Semiconductor business and $4 is associated with moving certain production lines in the Sensors & Controls business from Attleboro to other TI sites. The $5 restructuring charge is primarily for severance and benefit costs and is included in cost of revenue. Income for the second quarter of 2004 includes, in millions of dollars, a charge of $4 for restructuring actions initiated in the second quarter of 2003, of which $1 is associated with achieving manufacturing efficiencies in the Semiconductor business and $3 is associated with moving certain production lines in the Sensors & Controls business from Attleboro to other TI sites. The $4 restructuring charge is primarily for severance and benefit costs and is included in cost of revenue. Income for the third quarter of 2003 includes, in millions of dollars, a charge of $56 for restructuring actions initiated in the second quarter of 2003, of which $48 is associated with achieving manufacturing efficiencies in the Semiconductor business and $8 is associated with moving certain production lines in the Sensors & Controls business from Attleboro to other TI sites. The $56 restructuring charge is primarily for severance and benefit costs. Of the $56, $48 is included in cost of revenue, $7 is in selling, general and administrative expense and $1 is in research and development expense. Income for the third quarter of 2003 also includes an investment gain of $106, included in other income, from the sale of 24.7 million shares of Micron Technology, Inc. common stock, and a charge of $23 for purchased in-process R&D costs, included in research and development expense, from the Radia Communications, Inc. acquisition.

Income includes, in millions of dollars, acquisition-related amortization of $16, $19 and $26 for the third quarter and second quarter of 2004 and the third quarter of 2003.

**	Diluted earnings per common share are based on average common and dilutive potential common shares outstanding (in millions of shares, 1759.3, 1771.6 and 1766.8 for the third quarter and second quarter of 2004 and the third quarter of 2003).

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Balance Sheet

(In millions of dollars)

	Sept. 30 2004	June 30 2004	Sept. 30 2003
Assets
Current assets:
Cash and cash equivalents	$1674	$1623	$943
Short-term investments	2312	2311	2360
Accounts receivable, net of allowances for customer adjustments and doubtful accounts of $45 million at September 30, 2004, $42 million at June 30, 2004, and $62 million at September 30, 2003	1965	1930	1522
Inventories:
Raw materials	122	135	106
Work in process	885	799	625
Finished goods	349	351	264

Inventories	1356	1285	995

Deferred income taxes	451	467	576
Prepaid expenses and other current assets	541	491	398

Total current assets	8299	8107	6794

Property, plant and equipment at cost	9830	9831	9443
Less accumulated depreciation	(5711)	(5654)	(5202)

Property, plant and equipment (net)	4119	4177	4241

Long-term cash investments	1631	1600	1235
Equity investments	248	254	684
Goodwill	693	693	703
Acquisition-related intangibles	125	138	184
Deferred income taxes	476	496	612
Other assets	546	585	633

Total assets	$16137	$16050	$15086

Liabilities and Stockholders’ Equity
Current liabilities:
Loans payable and current portion long-term debt	$10	$415	$434
Accounts payable and accrued expenses	1550	1601	1436
Income taxes payable	124	35	284
Accrued retirement and profit sharing contributions	208	183	15

Total current liabilities	1892	2234	2169

Long-term debt	373	375	402
Accrued retirement costs	591	611	647
Deferred income taxes	63	59	87
Deferred credits and other liabilities	322	333	353
Stockholders’ equity:
Preferred stock, $25 par value. Authorized – 10,000,000 shares.
Participating cumulative preferred. None issued.	—	—	—
Common stock, $1 par value. Authorized – 2,400,000,000 shares.
Shares issued: September 30, 2004 – 1,738,141,785; June 30, 2004 – 1,738,123,534; September 30, 2003 – 1,740,470,215	1738	1738	1740
Paid-in capital	789	812	953
Retained earnings	10795	10269	9059
Less treasury common stock at cost:
Shares: September 30, 2004 – 10,216,953; June 30, 2004 – 7,045,901; September 30, 2003 – 9,844,861	(248)	(193)	(198)
Accumulated other comprehensive income (loss)	(170)	(178)	(105)
Unearned compensation	(8)	(10)	(21)

Total stockholders’ equity	12896	12438	11428

Total liabilities and stockholders’ equity	$16137	$16050	$15086

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Statement of Cash Flows

(In millions of dollars)

	For Three Months Ended
	Sept. 30 2004	June 30 2004	Sept. 30 2003

Cash flows from operating activities:
Net income	$563	$441	$447
Depreciation	378	363	356
Amortization of acquisition-related costs	16	19	26
Purchased in-process research and development	—	—	23
Write-downs of equity investments	5	1	11
Gains on sale of equity investments	(1)	(4)	(108)
Deferred income taxes	41	62	(79)
(Increase) decrease in working capital (excluding cash and cash equivalents, short-term investments, deferred income taxes, and loans payable and current portion long-term debt):
Accounts receivable	(37)	(254)	(72)
Inventories	(71)	(137)	5
Prepaid expenses and other current assets	(50)	56	(70)
Accounts payable and accrued expenses	(53)	40	139
Income taxes payable	88	(174)	32
Accrued retirement and profit sharing contributions	26	100	1
Decrease in noncurrent accrued retirement costs	(11)	(5)	(141)
Other	48	(2)	(60)

Net cash provided by operating activities	942	506	510

Cash flows from investing activities:
Additions to property, plant and equipment	(330)	(356)	(233)
Purchases of short-term investments	(241)	(689)	(879)
Sales and maturities of short-term investments	877	1027	743
Purchases of long-term cash investments	(670)	(433)	(311)
Sales of long-term cash investments	6	51	—
Purchases of equity investments	(2)	(12)	(8)
Sales of equity investments	1	19	350
Acquisition of businesses, net of cash acquired	—	—	(128)

Net cash used in investing activities	(359)	(393)	(466)

Cash flows from financing activities:
Payments on loans payable	(5)	—	(3)
Payments on long-term debt	(400)	(28)	(30)
Dividends paid on common stock	(36)	(37)	(37)
Sales and other common stock transactions	5	69	17
Common stock repurchase program	(98)	(113)	(60)

Net cash used in financing activities	(534)	(109)	(113)
Effect of exchange rate changes on cash	2	4	(7)

Net increase (decrease) in cash and cash equivalents	51	8	(76)
Cash and cash equivalents at beginning of period	1623	1615	1019

Cash and cash equivalents at end of period	$1674	$1623	$943

Business Segment Net Revenue

(In millions of dollars)

	For Three Months Ended
	Sept. 30 2004	June 30 2004	Sept. 30 2003
Semiconductor
Trade	$2785	$2783	$2115
Intersegment	1	1	3

	2786	2784	2118

Sensors & Controls
Trade	275	289	242
Intersegment	1	1	1

	276	290	243

Educational & Productivity Solutions
Trade	190	169	177
Corporate activities	(2)	(2)	(5)

Total net revenue	$3250	$3241	$2533

Business Segment Profit

(In millions of dollars)

	For Three Months Ended
	Sept. 30 2004	June 30 2004	Sept. 30 2003
Semiconductor	$582	$526	$264
Sensors & Controls	66	77	58
Educational & Productivity Solutions	83	68	73
Corporate activities	(52)	(56)	(41)
Charges/gains and acquisition-related amortization	(21)	(23)	1
Interest on loans/other income (expense) net, excluding a third-quarter 2003 gain of $106 included above in Charges/gains and acquisition-related amortization	57	30	29

Income before income taxes	$715	$622	$384

Semiconductor

•	In the third quarter, revenue of $2786 million was even sequentially, and up 31 percent from the year-ago quarter as shipments across a broad range of products, especially wireless, DLP and high-performance analog, increased as a result of higher demand.

•	Gross profit was $1287 million, or 46.2 percent of revenue, about even with the prior quarter as a reduction in the profit-sharing accrual was offset by the higher expense that resulted from lower utilization of Semiconductor’s manufacturing assets, particularly for production of analog products. Compared with the year-ago quarter, gross profit increased $388 million primarily due to higher revenue.

•	Operating profit was $582 million, or 20.9 percent of revenue, up $56 million sequentially due to lower operating expenses that resulted from the lower profit-sharing accrual, as well as other expense reductions. Compared with the year-ago quarter, operating profit increased $318 million due to higher gross profit.

•	Analog revenue decreased 5 percent sequentially primarily due to lower shipments that resulted from weaker demand for standard products, including high-performance analog and commodity linear products, which both are predominantly sold through distribution channels. Compared with the year-ago quarter, analog revenue increased 29 percent primarily as shipments increased due to higher demand for high-performance and wireless analog products. Revenue from TI’s high-performance analog products decreased 7 percent sequentially due primarily to distributor inventory adjustments, and increased 41 percent from the year-ago quarter due to higher demand. For the first three quarters of 2004, analog revenue was about 40 percent of total Semiconductor revenue.

•	DSP revenue increased 6 percent sequentially and 33 percent from the year-ago quarter due to demand in the wireless market. For the first three quarters of 2004, DSP revenue was about 35 percent of total Semiconductor revenue.

•	TI’s remaining Semiconductor revenue was even sequentially, and increased 34 percent compared with the year-ago quarter primarily due to higher shipments as a result of demand for DLP products.

•	Results for TI Semiconductor products sold into key end-equipment markets were as follows:

•	Wireless revenue increased 5 percent sequentially and 40 percent from the year-ago quarter primarily due to strong overall demand from major original equipment manufacturers, including higher demand for TI’s 3G UMTS modem products, which are compatible with the W-CDMA, GPRS and GSM cellular standards. This growth area more than offset a sequential decline in shipments of wireless chipsets that are mostly sold to Asian original design manufacturers and Chinese local manufacturers.

•	Broadband communications revenue, which includes DSL and cable modems, voice over Internet protocol (VoIP) and wireless LAN (WLAN), increased 2 percent sequentially as gains in VoIP, cable modem and WLAN products offset lower demand for DSL products. Compared with the year-ago quarter, broadband revenue increased 32 percent primarily due to higher demand for VoIP, as well as cable modem products.

•	Semiconductor orders of $2623 million declined 5 percent sequentially and were up 14 percent compared with the year-ago quarter.

Semiconductor Highlights

•	Symbian Ltd and TI announced that TI wireless technology, including OMAPTM processors, powers 28 of 31 Symbian OS-based 2.5G and 3G cell phones either in the market today or scheduled to ship in the near future. More than 85 percent of the 5 million Symbian OS-based phones shipped in the first half of 2004 were based on TI´s OMAP platform.

•	TI and NTT DoCoMo, Inc. announced plans to jointly develop an integrated UMTS digital baseband and applications processor based on TI’s OMAP 2 architecture and NTT DoCoMo’s W-CDMA technology for use in 3G cell-phone markets worldwide.

•	TI announced a fully integrated WLAN Internet Protocol (IP) phone solution that will speed the development of portable IP phones and enable end users to talk, receive e-mail and use other data services throughout an enterprise or home WLAN network.

Sensors & Controls

•	Sensors & Controls revenue was $276 million, down 5 percent in a seasonally lower quarter and up 14 percent from the year-ago quarter due to higher shipments resulting from broad-based demand.

•	Gross profit was $102 million, or 37.1 percent of revenue, a decrease of $10 million from the prior quarter primarily due to lower revenue, and up $12 million compared with the year-ago quarter primarily due to higher revenue.

•	Operating profit was $66 million, or 23.9 percent of revenue, a decrease of $11 million sequentially primarily due to lower gross profit. Compared with the year-ago quarter, operating profit increased $8 million due to higher gross profit.

Educational & Productivity Solutions (E&PS)

•	E&PS revenue was $190 million, up $21 million sequentially due to higher shipments resulting from seasonal back-to-school demand. Compared with the year-ago quarter, revenue increased $13 million due to higher shipments resulting from strong retail demand for the company’s new graphing calculator products.

•	Gross profit was $114 million, or 60.1 percent of revenue, up $15 million sequentially and $11 million from the year-ago quarter due to higher revenue.

•	Operating profit was $83 million, or 43.8 percent of revenue, up $15 million from the prior quarter and $10 million from the year-ago quarter due to higher gross profit.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe the company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of the company or its management:

•	Market demand for semiconductors, particularly for analog chips and digital signal processors in key markets, such as telecommunications and computers;

•	TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;

•	TI’s ability to compete in products and prices in an intensely competitive industry;

•	Losses or curtailments of purchases from key customers;

•	The timing and amount of distributor and other customer inventory adjustments;

•	The financial impact of inadequate or excess TI inventories to meet demand that differs from projections;

•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;

•	Consolidation of TI’s patent licensees and market conditions reducing royalty payments to TI;

•	Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;

•	Availability and cost of raw materials and critical manufacturing equipment;

•	Changes in the tax rate applicable to TI as a result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, and the ability to realize deferred tax assets;

•	TI’s ability to recruit and retain skilled personnel; and

•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment, and the ability to obtain needed third-party foundry and assembly/test subcontract services.

For a more detailed discussion of these factors, see the text under the heading “Cautionary Statements Regarding Future Results of Operations” in Item 1 of the company’s most recent Form 10-K. The forward-looking statements included in this release are made only as of the date of publication, and the company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

Texas Instruments Incorporated provides innovative DSP and analog technologies to meet our customers’ real world signal processing requirements. In addition to Semiconductor, the company’s businesses include Sensors & Controls and Educational & Productivity Solutions. TI is headquartered in Dallas, Texas, and has manufacturing, design or sales operations in more than 25 countries.

Texas Instruments is traded on the New York Stock Exchange under the symbol TXN. More information is located on the World Wide Web at www.ti.com.

TI Trademarks:

OMAP

Digital Light Processing

DLP

Other trademarks are the property of their respective owners.